Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of May 6, 2013 (the “Effective Date”) by and among Supreme Industries, Inc., a Delaware corporation (the “Company”), Supreme Corporation, a Texas corporation and the Company’s wholly-owned subsidiary (the “Subsidiary”) (jointly, the “Companies”) and Mark D. Weber (the “Executive”).  The Companies and the Executive shall be referred to herein as the “Parties.”

RECITALS

WHEREAS, the Companies desire to employ the Executive as President and Chief Executive Officer of the Company and the Subsidiary and the Executive desires to be employed by the Companies as their President and Chief Executive Officer;

WHEREAS, the Companies and the Executive desire to set forth in writing the terms and conditions of their agreement and understandings with respect to the employment of the Executive as their President and Chief Executive Officer; and

WHEREAS, the Companies hereby employ the Executive, and the Executive hereby accepts employment with the Companies for the period and upon the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I.

SERVICES TO BE PROVIDED BY THE EXECUTIVE

A.            Position and Responsibilities.  The Executive shall serve in the position of President and Chief Executive Officer of the Company and the Subsidiary, and shall perform services for the Companies as requested or as needed to perform the Executive’s job.  The duties of the Executive shall be those duties which can reasonably be expected to be performed by a person in such position, and the Executive shall have the authority commensurate with the position of president and chief executive officer of a publicly held company in the United States.  The Companies will request that each Company’s Board of Directors (the “Board”) elect the Executive as a member of the Board and any Executive Committee (or similar Committee) of the Board for the Employment Term of this Agreement at the next regularly scheduled meeting of the Board that occurs after the Effective Date of this Agreement.  The Executive shall report directly to the Board.

B.            Relocation.  The Executive shall relocate his primary residence to the Goshen, Indiana area.  The Executive shall use his best efforts to relocate his primary residence to the Goshen, Indiana area within twelve (12) months of the Effective Date. The Companies agree to reimburse the Executive for (i) the cost of temporary housing in the Goshen, Indiana area, and commuting from his current residence to the Goshen, Indiana, area up to $2,500.00 per month, until the earlier of the date that the Executive moves into a primary residence in the Goshen, Indiana area or the twelve (12) month anniversary of the Effective Date; (ii) the reasonable, out-of-pocket costs incurred by the Executive for up to two (2) trips in 2013 for the Executive, his spouse and children to the Goshen, Indiana area to purchase, or supervise the construction of, a primary residence in that area, including coach airfare, car rental and meals; and (iii) the reasonable, documented out-of-pocket costs incurred by the Executive in the calendar year he relocates his primary residence to the Goshen, Indiana area in connection with such relocation, up to a total reimbursement pursuant to this clause (iii) of up to $55,000 (which expenses may include real estate commissions of up to six percent (6%) on the sale of the Executive’s primary residence as of the Effective Date, moving and storage costs (including packing and unpacking of household goods), and the closing costs and points for the purchase or construction of a new home in the Goshen, Indiana area).  Any reimbursement of expenses made under this Agreement shall only be made for eligible expenses incurred during the Employment Term, and no reimbursement of any expense shall be made by the Companies after December 31st of the year following the calendar year in which the expense was incurred.  The amount eligible for reimbursement under this Article I.B. during a taxable year may not affect expenses eligible for reimbursement in any other taxable year, and the right to reimbursement under this Article I.B. is not subject to liquidation or exchange for another benefit.

C.            Performance.  During the Executive’s employment with the Companies, the Executive shall devote on a full-time basis all of the Executive’s time, energy, skill and best efforts to the performance of the Executive’s duties hereunder in a manner that will faithfully and diligently further the business and interests of the Companies, and shall exercise reasonable best efforts to perform the Executive’s duties in a diligent, trustworthy, good faith and business-like manner, all for the purpose of advancing the business of the Companies.  The Executive shall at all times act in a manner consistent with the Executive’s position.

D.            Compliance.  The Executive agrees to act in accordance with high business and ethical standards at all times.  The Executive shall comply with the policies, codes of conduct, codes of ethics, written manuals and lawful directives of the Companies.  The Executive shall use his best judgment in complying with all applicable laws, and shall have access to Company counsel for advice and counsel accordingly.  The Companies shall not loan or advance the Executive any money.  The Executive shall keep the Board through its Chairman promptly and fully informed of the Executive’s conduct in connection with the business affairs of the Companies.

E.            Representations.  The Executive may manage the Executive’s own passive investments, participate in civic, religious, educational or professional organizations, and after the first anniversary of the Effective Date, may serve, with the consent of the Board, on the board of directors (and any board committees) of not more than one for-profit company that does not compete with the Companies; provided that such activities do not, individually or in the aggregate, materially interfere with the Executive’s obligations to the Companies.  The Executive represents to the Companies that Executive (i) is not violating and will not violate any contractual, legal, or fiduciary obligations or burdens to which Executive is subject by entering into this Agreement or providing services under the Agreement’s terms; (ii) is under no contractual, legal, or fiduciary obligation or burden that will interfere with Executive’s ability to perform services under the Agreement’s terms; (iii) is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of the Executive’s employment with the Companies or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party, that has not been disclosed in writing to the Board; and (iv) has no personal bankruptcies, convictions, disputes with regulatory agencies, or other discloseable or disqualifying events that would have any material impact on the Companies or their ability to conduct securities offerings that have not been disclosed in writing to the Board.  The Executive further represents that the Executive’s performance of all the terms of this Agreement and the Executive’s work duties for the Companies do not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by the Executive in confidence or in trust prior to the Executive’s employment with the Companies.  The Executive shall not disclose to the Companies or induce the Companies to use any confidential or proprietary information or material belonging to any previous employer or others.

ARTICLE II.

COMPENSATION FOR SERVICES

As compensation for all services the Executive will perform under this Agreement, the Companies will pay the Executive, and the Executive shall accept as full compensation, the following:

A.            Base Compensation.  During the Employment Term, as defined below, the Companies shall pay the Executive an aggregate base salary in the initial amount of $32,916.67 per month ($395,000 annually) (the “Base Salary”), plus a $1,000 per month car allowance during the Employment Term of this Agreement to cover the monthly costs associated with the leasing or purchasing of an automobile (including, without limitation, gas, insurance, registration, repairs and maintenance expenses) (the “Car Allowance”) (the Base Salary and the Car Allowance collectively referred to as the “Base Compensation”).  The Base Salary may be reviewed annually by the Board and may be increased from time to time, in the sole discretion of the Board.  The Base Compensation shall be payable in equal installments twice each month consistent with the Company’s current payroll process and modified to be consistent with any change in the Company’s policy.  For all purposes of this Agreement, only the Base Salary (exclusive of the Car Allowance) shall be used for calculations of the bonuses (as set forth in Article II.B. below) and severance payments (as set forth in Article III. below).  The Base Compensation, as in effect from time to time, may not be reduced without the Executive’s prior written consent.

B.            Annual Bonus.

(i)            The Executive will have an annual cash bonus opportunity equal to 55% of his Base Salary for each calendar year during the Employment Term (the “Annual Bonus”), prorated for 2013 based on the number of days Executive is actually employed by the Companies in 2013. With respect to the 2013 performance period, the Companies have provided the Executive with a copy of the 2013 Supreme Cash and Equity Bonus Plan (the “Bonus Plan”), which sets forth the quantitative objectives with respect to the

2013 performance period.  Within forty-five (45) days of the Effective Date, the Executive shall provide the Board with the proposed qualitative objectives for him to achieve with respect to the 2013 performance period.  Actual Annual Bonus payouts with respect to the 2013 performance period will be based on the achievement of quantitative and qualitative objectives for the 2013 performance period, and shall be calculated in accordance with the terms and conditions of the Bonus Plan.   With respect to performance periods beginning after December 31, 2013, actual Annual Bonus payouts will be based on the achievement of performance goals determined by the Board during the first ninety (90) days of each applicable performance period, and shall be calculated in accordance with the terms and conditions of Bonus Plan (or any successor plan thereto).  Performance goals under the Bonus Plan shall be 2/3rd quantitative objectives, and 1/3rd qualitative objectives, as established by the Board, in its sole discretion.  Notwithstanding the foregoing, the Executive shall be given an opportunity prior to the establishment of the performance goals for a performance period to provide input to the Board of the Company regarding the establishment of both the quantitative and the qualitative objectives.

(ii)           For any calendar year during the Employment Term that the Board of the Company approves a stretch bonus opportunity for the leadership team, the Executive shall be eligible to participate in the stretch bonus opportunity to the same extent as other leadership team members, in accordance with the terms of the Bonus Plan (the “Stretch Bonus”).

(iii)          The 2013 Bonus, each Annual Bonus, and any Stretch Bonus will be paid in a lump sum in the calendar year immediately following the year to which the relevant bonus in accordance with the terms of the Bonus Plan pursuant to which such amounts are payable.

C.            Relocation Bonus.   The Company agrees to pay the Executive a cash bonus of up to $60,000 (the “Relocation Bonus”), subject to the following terms and conditions: (i) the Company will pay the Executive an amount equal to $60,000 if the Executive executes a binding agreement for the purchase or construction of a primary residence in the Goshen, Indiana area (a “Relocation Agreement”) on or before October 1, 2013 and closes on such purchase or construction on or before December 31, 2013; (ii) the amount set forth in Article II.C.(i) shall be reduced to $30,000 if the Executive executes the Relocation Agreement after October 1, 2013 and on or before December 31, 2013; and (iii) the amount set forth in Article II.C.(i) shall be reduced to zero, and no amount shall be payable to the Executive pursuant to this Article II.C. if the date that Executive executes the Relocation Agreement is after December 31, 2013 or if the Executive closes on the purchase or construction of a primary residence in the Goshen, Indiana area after December 31, 2013.  The Relocation Bonus, if any, shall be paid no later than thirty (30) days after the date the Executive closes on the purchase or construction of a primary residence in the Goshen, Indiana area.

D.            Long-Term Incentives.

(i)            As soon as administratively possible following the Effective Date (and no later than thirty (30) days after the Effective Date), the Company, subject to approval of the Board, shall grant the Executive a one-time initial restricted stock grant under the Company’s 2012 Long-Term Incentive Plan (or a successor plan thereto)(the “LTIP”) for the number of shares of the Company’s stock with an aggregate fair market value on the date of grant equal to $395,000, pursuant to the terms of the form of restricted stock award agreement attached hereto as Exhibit A.  One-third of this initial award will vest on each of May 6, 2014, May 6, 2015, and May 6, 2016, provided the Executive is employed on each such vesting date.

(ii)           Beginning in 2014, for each calendar year during the Employment Term, the Company, subject to Board approval and the level of achievement of the performance goals for the Annual Bonus (as described in Article II.B.(ii)) for such calendar year, shall grant the Executive an equity award with an aggregate fair market value on the date of grant equal to 55% of the Executive’s Base Salary on the date of grant. The award will vest in three tranches, equally on the first, second and third anniversaries following of the date of grant.  The form of award shall be determined by the Board, in its sole discretion at the time of grant. This grant will be made under the Company’s 2012 Long-Term Incentive Plan (or a successor plan thereto) (the “LTIP”).

(iii)          All outstanding equity awards shall immediately become 100% vested and, with respect to options, exercisable, upon a Change in Control (as defined in the LTIP).  If the Executive’s employment is terminated by the Companies without Cause, or by the Executive for Good Reason, and a Change in Control occurs within six (6) months following such termination, all outstanding equity awards shall become vested and exercisable to the same extent as if the Executive had been employed on the date of the Change in Control.

E.            OTIP Participation.  The Executive will be eligible for the following awards under the Company’s Amended and Restated Ownership Transaction Incentive Plan (“OTIP”) (each award shall be subject to the terms and conditions of the OTIP):

(i)            As soon as administratively possible following the Effective Date (and no later than thirty (30) days after the Effective Date), the Company shall grant the Executive an Incentive Pool Percentage (as that term is defined in the OTIP) equal to 12% (the “Initial Grant”).

(ii)           As soon as administratively possible following the date Executive closes on the purchase or construction of a primary residence in the Goshen, Indiana area, the Company shall grant the Executive an additional Incentive Pool Percentage of 11.75%, so that his aggregate Incentive Pool Percentage under the OTIP equals 23.75% (the “Subsequent Grant”).

(iii)          The Board will establish the Base Price (as such term is defined in the OTIP) for both the Initial Grant and Subsequent Grant at the time of grant equal to $2.50 per share.

(iv)          As provided by the terms of the OTIP, any Incentive Pool Percentages granted to the Executive shall be forfeited immediately upon his termination for “cause”

(as defined in the OTIP) or the Executive’s voluntary termination of employment.  If the Executive’s employment is terminated by the Companies without cause, prior to a “change of control” (as defined in the OTIP), his Incentive Pool Percentages shall be forfeited on the date that is twelve (12) months from the date of his termination of employment, unless a change of control has occurred prior to such date.

F.             Expenses.  The Companies agree that, during the Employment Term, they will reimburse the Executive for out-of-pocket expenses reasonably incurred in connection with the Executive’s performance of the Executive’s services hereunder, including, without limitation, travel and entertainment expenses incurred by the Executive in connection with the business of the Companies.  All such reimbursements shall be paid upon the presentation by the Executive of an itemized accounting of such expenditures, with supporting receipts, provided that the Executive submits such expenses for reimbursement within thirty (30) days of the date such expenses were incurred. Reimbursement shall be in compliance with the Companies’ expense reimbursement policies.  Any reimbursement of expenses made under this Article II.F. shall only be made for eligible expenses incurred during the Employment Term, and no reimbursement of any expense shall be made by the Companies after December 31st of the year following the calendar year in which the expense was incurred.  The amount eligible for reimbursement under this Article II.F. during a taxable year may not affect expenses eligible for reimbursement in any other taxable year, and the right to reimbursement under this Article II.F. is not subject to liquidation or exchange for another benefit.

G.            Vacation.  The Executive shall be entitled to four (4) weeks paid vacation per full or partial calendar year (the “Annual Vacation”).  In addition, if the Executive does not use all of his Annual Vacation during a calendar year, he shall have the right to carry over up to one (1) week of any unused portion of such Annual Vacation to the next calendar year (the “Carryover Vacation”).  Unused Carryover Vacation may not be carried over to any subsequent calendar years, and shall lapse if not used by the Executive.  Vacation shall be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Companies.

H.            Indemnification Agreement.  The Companies shall indemnify the Executive pursuant to the terms of the Indemnification Agreement, attached hereto as Exhibit B.  The Executive shall execute the Indemnification Agreement contemporaneously with the execution of this Agreement.  During the Employment Term and for any period following the Employment Term during which the Companies are required to indemnify the Executive pursuant to the Indemnification Agreement, the Companies shall maintain and provide the Executive with coverage under a directors’ and officers’ liability policy at the Companies’ expense that is at least equivalent to the coverage provided by the Companies to the active directors and active senior executives of the Companies.

I.             Other Benefits.

(i)            During the Employment Term and subject to any contribution therefor generally required of executives of the Companies, the Executive shall be entitled to participate in all employee benefit plans, including without limitation the Companies’ retirement 401(k) plan, health and dental plan, life insurance and disability plans as from time to time adopted by the Boards and in effect for executives of the Companies generally (except to the extent such plans are in a category of benefit otherwise provided to the Executive hereunder).  Such participation shall be subject to (i) the terms of the applicable plan documents, and (ii) generally applicable policies of the Companies.  The Companies may alter, modify, add to or delete the employee benefit plans at any time as the Boards, in their sole judgment, determine to be appropriate, so long as the Executive is treated in the same manner as other similarly-situated executives.

(ii)           The Company agrees to reimburse the Executive for the amount of any premiums the Executive pays for his (and his eligible dependents’) medical and dental coverage up to $1,500.00 per month from the Effective Date through the date that the Executive has satisfied any required waiting periods under the Company’s group health plan (the “Medical Coverage”).  On a monthly basis, the Executive shall provide the Company with the out-of-pocket insurance premiums to be reimbursed for that month for the Medical Coverage.  The Company shall reimburse the Executive this amount within thirty (30) days of submission. The amount eligible for reimbursement under this Article II.I.(ii) during a taxable year may not affect expenses eligible for reimbursement in any other taxable year, and the right to reimbursement under this Article II.I.(ii) is not subject to liquidation or exchange for another benefit.

J.             Attorney’s Fees.  The Company agrees to pay or reimburse Executive for the reasonable attorney fees incurred by Executive in connection with the review of this Agreement and any related documents, up to a maximum of $15,000.00.  Such payment will be made promptly following the date Executive commences employment with the Company.

ARTICLE III.
TERM; TERMINATION

A.            Term of Employment.  Subject to earlier termination as herein provided, the Executive’s employment under this Agreement shall begin on the Effective Date and shall continue in effect until May 5, 2016 (the “Initial Term”).  The Agreement will automatically renew, subject to earlier termination as herein provided, for successive one (1) year periods (the “Additional Terms”), unless either the Executive or the Companies provide notice of non-renewal at least ninety (90) days prior to the expiration of the Initial Term or the then Additional Term, whichever is applicable.  The Initial Term and any Additional Term(s) shall be referred to collectively as the “Employment Term.”

B.            Termination.  Notwithstanding the provisions of Article III.A. hereof and subject to Article III.C. hereof, the Executive’s employment with the Companies shall terminate prior to the expiration of the Initial Term or then Additional Term under the circumstances set forth below.  The Executive’s termination under this Agreement for any reason shall also constitute the Executive’s resignation as an officer or director of the Companies and any affiliate or subsidiary of the Companies, as applicable.  The Companies and the Executive shall take all steps necessary (including with regard to any post-termination services by the Executive) to ensure that any termination described in this Article III.B. constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the

“Code”); provided that if a termination described in this Article III.B. does not constitute a separation from service, the Executive’s right to the payments described in this Article III.B. shall vest on the date of termination, but payment of any amounts subject to Section 409A shall be deferred until the Executive incurs a separation from service (or six months thereafter if Article III.C. applies), or the Executive’s death.  Any payment made in accordance with this Article III.B. shall be treated as a separate payment for purposes of Code Section 409A to the extent Code Section 409A applies to such payments.

(i)            Death or Disability.  In the event of the Executive’s Death or Disability (defined below), the Executive’s employment shall immediately terminate.  The Companies shall have no further liability or obligation to the Executive under this Agreement or in connection with the Executive’s employment hereunder, except for  (i) any accrued, unpaid Base Salary through the date of termination; (ii) any accrued, unused Annual Vacation through the date of termination (excluding any Carryover Vacation); (iii)  any payments or benefits provided under the terms and conditions of the employee benefit plans of the Company in which the Executive is a participant on the date of termination, including, the Bonus Plan, the LTIP (or any awards granted thereunder) or the OTIP; (iv) any unreimbursed expenses properly incurred prior to the date of termination; and (v), except in case of a termination by the Companies for Cause or resignation by the Executive without Good Reason, any Annual Bonus earned for the year prior to the year of termination but not yet paid as of the date of termination (collectively, the “Accrued Obligations”).  The Accrued Obligations shall be payable in a lump sum within the time period required by applicable law, and in no event later than thirty (30) days following termination of employment.  In addition, the Company will pay a prorated bonus for the year of termination payable at the same time as bonuses would otherwise be payable under the Company’s bonus plan, subject to the achievement of applicable performance goals of the Company (and of the individual, based upon prorated individual goals for the period prior to termination) for the performance period, and the portion of any outstanding equity awards that are vested and, if applicable, exercisable on the date of termination shall be determined as if the Executive had been employed through the first anniversary of the date of termination.  For purposes of this Agreement, “Disability” means the Executive is incapacitated due to physical or mental illness and such incapacity, with or without reasonable accommodation, prevents the Executive from satisfactorily performing the essential functions of his job for the Companies on a full-time basis for at least ninety (90) days in a calendar year, but in no event less than the period of time required for the Executive to qualify for long-term disability benefits under any long-term disability plan or policy maintained by the Companies for which the Executive is eligible.  In the event the Executive disagrees with the Companies’ decision to terminate the Executive’s employment due to his Disability, the Companies and the Executive shall select a mutually acceptable physician who shall examine the Executive to determine whether the Executive is so disabled.

(ii)           Termination for Cause or Voluntary Termination (without Good Reason).  In the event the Companies terminate the Executive’s employment for Cause (defined below) or the Executive voluntarily terminates the Executive’s employment without Good Reason (defined below), the Companies shall have no further liability or obligation to the Executive under this Agreement or in connection with Executive’s employment hereunder, except for the Accrued Obligations.  The Accrued Obligations shall be payable in a lump sum within the time period required by applicable law, and in no event later than thirty (30) days following termination of employment.  For purposes of this Agreement, “Cause” means termination because of: (i) an act or acts of theft, embezzlement, fraud, or dishonesty; (ii) a willful or material misrepresentation by the Executive that relates to the Companies or has an impact on the Companies; (iii) any willful misconduct by the Executive with regard to the Companies; (iv) any violation by the Executive of any fiduciary duties owed by him to the Companies; (v) the Executive’s conviction of, or pleading nolo contendere or guilty to, a felony (other than a traffic infraction) or misdemeanor that may cause damage to the Companies or the Companies’ reputation; (vi) a material violation of the Companies’ written policies, standards or guidelines, which the Executive failed to cure within thirty (30) days after receiving written notice from either Board specifying the alleged violation; (vii) the Executive’s  willful failure or refusal to satisfactorily perform the duties and responsibilities required to be performed by the Executive under the terms of this Agreement or necessary to carry out the Executive’s job duties, which the Executive failed to cure within thirty (30) days after receiving written notice from either Board specifying the alleged willful failure or refusal; and (viii) a material breach by the Executive of this Agreement or any other agreement to which the Executive and the Companies are Parties that is not cured by the Executive within twenty (20) days after receipt by the Executive of a written notice from the Companies of such breach specifying the details thereof.  For purposes of this Agreement, “Good Reason” means (i) a material reduction in the Executive’s Base Salary; (ii) a material diminution in the Executive’s title, duties, responsibility or authority, including without limitation any failure to elect or re-elect the Executive to the Board; (iii) in the event of a “change of control” (as defined in the 2012 LTIP), the failure of the Companies to retain the Executive in the same capacity following the change of control (i.e., no material reduction in duties or material change in position), other than such changes as are reasonably expected in the event the Company is no longer a publicly-held corporation following the change of control; (iv) relocation of the Executive’s office, without the Executive’s consent, to an office located fifty (50) miles outside the Companies’ current headquarters; or (v) a material breach by either of the Companies of this Agreement, or any other agreement to which the Executive and the Companies are Parties.  Any event described in (i) through (v) shall not constitute Good Reason unless the Executive delivers to the Companies a written notice of termination for Good Reason specifying the alleged Good Reason within ninety (90) days after the Executive first learns of the existence of the circumstances giving rise to Good Reason, within thirty (30) days following delivery of such notice, the Company or Companies, as applicable, have failed to cure the circumstances giving rise to Good Reason, and the Executive resigns within sixty (60) days after the end of the cure period.

(iii)          Termination without Cause or Termination by the Executive with Good Reason.  In the event either of the Companies terminates the Executive’s employment without Cause or the Executive terminates the Executive’s employment with Good Reason, the Companies shall pay the following amounts to the Executive:

(a)           the Accrued Obligations, payable in a lump sum within the time period required by applicable law, and in no event later than thirty (30) days following termination of employment; and

(b)           subject to compliance with the restrictive covenants in Article IV and the execution and timely return by the Executive of the Release (as defined in Article III.B.(v)), and subject to the provisions of Article III.C. below:

1.             An amount equal to twelve (12) months Base Salary, payable in equal monthly installments over a period of twelve (12) months, with the first installment commencing on the sixtieth (60th) day following the termination of the Executive’s employment.

2.             In addition, the Company shall pay the Executive a prorated bonus for the year of termination payable at the same time as bonuses would otherwise be payable under the Company’s Annual Bonus plan, subject to the achievement of applicable performance goals of the Company for the performance period (and of the individual, based upon prorated individual goals for the period prior to termination).

3.             In the event that the Executive, or any of his eligible dependents, elects continuation coverage under any of the Companies’ medical or health plans pursuant to Section 4980B of the Code or any other applicable law (“COBRA”), the Company shall pay the Executive, on the last day of each month during which such coverage is in effect (but not more than twelve (12) months), an amount equal to the difference between the premium paid for such COBRA coverage and the premium that would be paid by an active employee, or his dependents, for comparable coverage. To the extent the benefits provided under this Article III.B.(iii).3. are otherwise taxable to the Executive, such benefits, for purposes of Section 409A of the Code (and the regulations and other guidance issued thereunder) shall be provided as separate monthly in-kind payments of those benefits, and to the extent those benefits are subject to and not otherwise excepted from Section 409A of the Code, the provision of the in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year.

4.             The Executive shall be entitled to receive, at the Company’s expense, senior executive level outplacement services at a customary and reasonable cost for a period of up to four (4) months, using a reputable provider selected by the Executive with the Company’s consent, which shall not be unreasonably withheld.

5.             The portion of any outstanding equity awards that are vested and, if applicable, exercisable on the date of termination shall be determined as if the Executive had been employed through the first anniversary of the date of termination.

6.             In the event the Executive fails to comply with the restrictive covenants in Article IV or does not timely execute and return (or otherwise revokes) the Release, no amount shall be payable to the Executive pursuant to this Article III.B.(iii).b.

(iv)          Non-Renewal.  The Executive’s employment under this Agreement shall terminate for non-renewal if at least ninety (90) days prior to the end of the Initial Term or the then Additional Term, the Companies or the Executive has notified the other in writing that the Employment Term shall terminate at the end of the then current term.  Nonrenewal of this Agreement by the Executive shall constitute a resignation without Good Reason, and the Executive shall only be entitled to the Accrued Obligations, payable in a lump within the time period required by applicable law, and in no event later than thirty (30) days following termination of employment.  In the event of non-renewal of this Agreement by the Companies that results in the termination of the Executive’s employment at the end Employment Term, subject to compliance with the restrictive covenants in Article IV and the execution and timely return by the Executive of the Release (as defined in Article III.B.(v)), and subject to the provisions of Article III.C. below, the Companies shall pay the following amounts to the Executive in addition to the Accrued Obligations:

(a)           An amount equal to six (6) months Base Salary, payable in equal monthly installments over a period of six (6) months, with the first installment commencing on the sixtieth (60th) day following termination of the Executive’s employment.

(b)           In the event that the Executive, or any of his eligible dependents, elects continuation coverage under any of the Companies’ medical or health plans pursuant to COBRA, the Company shall pay the Executive, on the last day of each month for the six (6) month period following the Executive’s termination of employment, an amount equal to the difference between the premium paid for such COBRA coverage and the premium that would be paid by an active employee, or his dependents, for comparable coverage. To the extent the benefits provided under this Article III.B.(iv) are otherwise taxable to the Executive, such benefits, for purposes of Section 409A of the Code (and the regulations and other guidance issued thereunder) shall be provided as separate monthly in-kind payments of those benefits, and to the extent those benefits are subject to and not otherwise excepted from Section 409A of the Code, the provision of the in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year.

(c)           Solely for purposes of the OTIP and any then-outstanding awards under the LTIP, the Executive’s termination of employment due to non-renewal by the Companies shall be treated as a termination of employment without Cause.

(d)           In the event the Executive fails to comply with the restrictive covenants in Article IV or does not timely execute and return (or otherwise revokes) the Release, no amount shall be payable to the Executive pursuant to this Article III.B.(iv).

(v)           Release.  For purposes of this Agreement, the “Release” shall mean a release of, and covenant not to sue with respect to, any claims that the Executive may have against either of the Companies, or their respect directors, officers, employees and affiliates, arising out of or related to the Executive’s employment by the Companies or the termination of such employment, except for the Executive’s right to payments pursuant to this Article III and amounts payable after termination of employment under any equity grants or the OTIP, his right to indemnification and continued insurance coverage pursuant to Article II.H (and the Indemnification Agreement referenced therein), and claims that cannot by law be released.  The Release shall be in a form and substance reasonably requested by the Companies.  The Release shall also provide for all released Parties to release any claims against the Executive not involving fraud, breach of fiduciary duty or illegal conduct.  The Release shall be furnished to the Executive not later than five (5) days after his termination, and must be executed and returned to the Companies, and any revocation period provided in the Release must have expired, not later than sixty (60) days after the date of termination, in order for the Executive to be eligible to receive the benefits described in Article III.B.(iii).b. or Article III.B.(iv), as otherwise applicable.  No amount described in Article III.B.(iii).b. or Article III.B.(iv), as otherwise applicable shall be paid to the Executive until the date on which the revocation period expires, and all amounts that would otherwise have been paid prior to such date shall be paid as soon as practical after such date; provided, however, that if the sixtieth day after the date of termination falls in the calendar year after the year that includes the date of termination, no amount described in Article III.B.(iii).b. or Article III.B.(iv), as otherwise applicable, that is subject to Section 409A shall be paid before the first day of such following calendar year.

C.            Six-Month Delay of Payments.  To the extent that (i) any payments to which the Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with the Executive’s termination of employment with the Companies constitute “deferred compensation” subject to Code Section 409A and (ii) the Executive is deemed at the time of such termination of employment to be a “specified employee” under Code Section 409A, then such payment or payments shall not be made or commence until the earliest of (A) the expiration of the six (6) month period measured from the date of the Executive’s “separation from service” (as such term is defined in the final regulations issued under Code Section 409A) with the Companies; or (B) the date of the Executive’s death following such separation from service. Upon expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Article III.C. shall be paid to the Executive (or, in the case of the Executive’s death, his estate) in one lump sum.

D.            Survival.  The provisions of this Agreement, including without limitation Executive’s post-termination obligations in Article IV., shall survive the termination of this Agreement, and of the Employment Term, for any reason, to the extent necessary to enable the Parties to enforce their respective rights hereunder.

ARTICLE IV.
RESTRICTIVE COVENANTS

A.            Confidentiality.

(i)            Confidential Information. During the Executive’s employment with the Companies, the Companies shall grant the Executive otherwise prohibited access to its trade secrets and confidential information which is not known to the Companies’ competitors or within the Companies’ industry generally, which was developed by the Companies over a long period of time and/or at its substantial expense, and which is of great competitive value to the Companies, and access to the Companies’ customers and clients.  For purposes of this Agreement, “Confidential Information” includes any trade secrets or confidential or proprietary information of the Companies, including, but not limited to, the following:  products, services, processes, equipment, know-how, technical data, policies, strategies, designs, formulas, developmental or experimental work, improvements, discoveries, research, plans for research or future products and services, database schemas or tables, development tools or techniques, training procedures, training techniques, training manuals, business information, marketing and sales plans and strategies, business plans, budgets, financial data and information, customer and client information, prices and costs, customer and client lists and profiles, employee, customer and client nonpublic personal information, supplier lists, business records, product construction, product specifications, audit processes, pricing strategies, business strategies, marketing and promotional practices, management methods and information, plans, reports, recommendations and conclusions, information regarding the skills and compensation of employees and contractors of the Companies, and other business information disclosed to the Executive by the Companies, either directly or indirectly, in writing, orally, electronically, or by drawings or observation; provided however, Confidential Information does not include information that becomes generally available to the public other than as a result of a disclosure by the Executive (unless such disclosure was made in the course of the Executive’s duties) or becomes available to the Executive on a non-confidential basis from a source other than the Companies or any subsidiaries thereof or any of their employees.

(ii)           No Unauthorized Use or Disclosure.  The Executive acknowledges and agrees that Confidential Information is proprietary to and a trade secret of the Companies and, as such, is a special and unique asset of the Companies, and that any disclosure or unauthorized use of any Confidential Information by the Executive may cause irreparable harm and loss to the Companies.  The Executive understands and acknowledges that each and every component of the Confidential Information (i) has been developed by the Companies at significant effort and expense and is sufficiently secret to derive economic value from not being generally known to other Parties, and (ii) constitutes a protectable business interest of the Companies.  The Executive agrees not to dispute, contest, or deny any such ownership rights either during or after the Executive’s employment with the Companies.  The Executive agrees to preserve and protect the confidentiality of all Confidential Information.  The Executive agrees that the Executive shall not at any time (whether during or after the Executive’s employment), directly or indirectly, disclose to any unauthorized person or use for the Executive’s own account any Confidential Information without the Companies’ consent.  Throughout the Executive’s employment and at all times thereafter: (i) the Executive shall hold all Confidential Information in the strictest confidence, take all reasonable precautions to prevent its inadvertent disclosure to any unauthorized person, and follow all policies of the Companies protecting the Confidential Information; and (ii) the Executive shall not, directly or indirectly, utilize, disclose or make available to any other person or entity, any of the Confidential Information, other than in the proper performance of the Executive’s duties.  Further, the Executive shall not, directly or indirectly, use the Companies’ Confidential Information to: (1) call upon, solicit business from, attempt to conduct business with, conduct business with, interfere with or divert business away from any customer, client, vendor or supplier of the Companies with whom or which the Companies conducted business; and/or (2) recruit, solicit, hire or attempt to recruit, solicit, or hire, directly or by assisting others, any persons employed by the Companies.  If the Executive learns that any person or entity is taking or threatening to take any actions which would compromise any Confidential Information, the Executive shall promptly advise the Companies of all facts concerning such action or threatened action.  The Executive shall use all reasonable efforts to obligate all persons to whom any Confidential Information shall be disclosed by the Executive hereunder to preserve and protect the confidentiality of such Confidential Information.

(iii)          Return of Property and Information.  Upon the termination of the Executive’s employment for any reason, the Executive shall immediately return and deliver to the Companies any and all Confidential Information, software, devices, cell phones, personal data assistants, credit cards, data, reports, proposals, lists, correspondence, materials, equipment, computers, hard drives, papers, books, records, documents, memoranda, manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, which belong to the Companies or relate to the Companies’ business and which are in the Executive’s possession, custody or control, whether prepared by the Executive or others.  If at any time after termination of the Executive’s employment the Executive determines that the Executive has any Confidential Information in the Executive’s possession or control, the Executive shall immediately return to the Companies all such Confidential Information in the Executive’s possession or control, including all copies and portions thereof.

B.            Restrictive Covenants.  In consideration for (i) the Companies’ promise to provide Confidential Information to the Executive, (ii) the substantial economic investment made by the Companies in the Confidential Information and goodwill of the Companies, and/or the business opportunities disclosed or entrusted to the Executive, (iii) access to the Companies’ customers and clients, and (iv) the Companies’ employment of the Executive pursuant to this Agreement and the compensation and other benefits provided by the Companies to the

Executive, to protect the Companies’ Confidential Information and business goodwill of the Companies, the Executive agrees to the following restrictive covenants.

(i)            Non-Competition.  The Executive agrees that during the Restricted Period (defined below), other than in connection with the Executive’s duties under this Agreement, the Executive shall not, and shall not use any Confidential Information to, without the prior written consent of the Companies, directly or indirectly, either individually or as a principal, partner, stockholder, manager, agent, consultant, contractor, distributor, employee, lender, investor, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, become employed by, control, manage, carry on, join, lend money for, operate, engage in, establish, perform services for, invest in, solicit investors for, consult for, do business with or otherwise engage in any Competing Business within the Restricted Area.  Notwithstanding the restrictions contained in this Article IV.B.(i), the Executive may own an aggregate of not more than 2% of the outstanding stock of any class of any corporation engaged in a Competing Business, if such stock is listed on a national securities exchange in the United States (or a comparable exchange in a foreign jurisdiction) or regularly traded in the over-the-counter market by a member of a national securities exchange in the United States, without violating the provisions of Article IV.B.(i); provided, however, that the Executive does not have the power, directly or indirectly, to control or direct the management or affairs of any such corporation and is not involved in the management of such corporation.

For purposes of this Agreement:

(a)           “Restricted Period” means during the Executive’s employment with the Companies and for a period of one (1) year immediately following the date of the Executive’s termination from employment for any reason.

(b)           As President and Chief Executive Officer of the Companies, the Executive has responsibility for the Companies’ operations throughout the United States of America and access to the highest levels of the Companies’ Confidential Information and business goodwill.  Therefore, the “Restricted Area” includes the United States.

(c)           “Competing Business” means any business, individual, partnership, firm, corporation or other entity that is competing or that is preparing to compete with any aspect of the Companies’ business, which includes, but is not limited to (i) the design, engineering, manufacturing, development, production, sale and/or distribution of specialized commercial vehicles and other related products in the commercial vehicle industry; (ii) providing design, engineering, manufacturing, development, production, field and other services to customers in the commercial vehicle industry; and (iii) any other business the Companies conducted, prepared to conduct or materially contemplated conducting during the Executive’s employment with the Companies.  Competing Business shall include, but not be limited to, the following entities: Morgan Corp/JB Poindexter,

Utilimaster/Spartan Motors, ABC/Reading Bodies, Knapheide, Kidron, Forest River, Thor Industries, Turtle Top, Cambli, Lenco, Streit and TAG (The Armored Group).

(ii)           Non-Solicitation.  The Executive agrees that during the Restricted Period, other than in connection with the Executive’s duties under this Agreement, the Executive shall not, and shall not use any Confidential Information to, directly or indirectly, either as a principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor or lender or in any other capacity, and whether personally or through other persons:

(a)           Solicit business from, interfere with, induce, attempt to solicit business with, interfere with, induce or do business with any actual or prospective customer, client, supplier, manufacturer, vendor or licensor of the Companies with whom the Companies did business or who the Companies solicited within the preceding two (2) years, and who or which: (1) the Executive contacted, called on, serviced or did business with during the Executive’s employment with the Companies; (2) the Executive learned of as a result of the Executive’s employment with the Companies; or (3) about whom the Executive received Confidential Information.  This restriction applies only to business which is in the scope of services or products provided by the Companies or any affiliate thereof; or

(b)           Solicit, induce or attempt to solicit or induce, engage or hire, on behalf of the Executive or any other person or entity, any person who is an employee or consultant of the Companies or who was employed by the Companies within the preceding twelve (12) months.

(iii)          Non-Disparagement.  The Executive shall refrain, both during and after the Executive’s employment terminates, from publishing any oral or written statements about the Companies or any of the Companies’ directors, managers, officers, employees, consultants, agents or representatives that (i) are slanderous, libelous or defamatory; or (ii) place the Companies or any of its directors, managers, officers, employees, consultants, agents or representatives in a false light before the public, and the Companies shall cause the members of their respective Boards and their officers to refrain, both during and after the Executive’s employment terminates, from publishing any oral or written statements about the Executive that (iii) are slanderous, libelous or defamatory; or (iv) place the Executive in a false light before the public.  A violation or threatened violation of this prohibition may be enjoined by the courts.  The rights afforded the Parties under this provision are in addition to any and all rights and remedies otherwise afforded by law.

C.            Proprietary Rights Agreement.  The Executive shall abide by the terms of the Proprietary Rights Agreement, attached hereto as Exhibit C.  The Executive shall execute the Proprietary Rights Agreement contemporaneously with the execution of this Agreement.

D.            Tolling.  If the Executive violates any of the restrictions contained in this Article IV., the Restricted Period for such restriction(s) violated shall be suspended and all periods of time in which the Executive was in breach of the restrictive covenant(s) shall be added to the Restricted Period for such restrictive covenant(s).

E.            Remedies.  The Executive acknowledges that the restrictions contained in Article IV. of this Agreement, in view of the nature of the Companies’ business and the Executive’s position with the Companies, are reasonable and necessary to protect the Companies’ legitimate business interests and that a violation of Article IV. of this Agreement may result in irreparable injury to the Companies.  In the event of a breach by the Executive of Article IV. of this Agreement, then the Companies shall be entitled to seek a temporary restraining order and injunctive relief restraining the Executive from the commission of any breach, and the Parties agree that a bond shall not be required.  If a bond is required to secure such equitable relief, the Parties agree that a bond not to exceed $1,000 shall be sufficient and adequate in all respects to protect the rights and interests of the Parties.  Such remedies shall not be deemed the exclusive remedies for a breach or threatened breach of this Article IV. but shall be in addition to all remedies available at law or in equity, including the recovery of damages from the Executive, the Executive’s agents, any future employer of the Executive, and any person that conspires or aids and abets the Executive in a breach or threatened breach of this Agreement.

F.             Reasonableness.  The Executive hereby represents to the Companies that the Executive has read and understands, and agrees to be bound by, the terms of this Article IV.  The Executive acknowledges that the geographic scope and duration of the covenants contained in this Article IV. are fair and reasonable in light of (i) the nature and wide geographic scope of the operations of the Companies’ business; (ii) the Executive’s level of control over and contact with the business in the Restricted Area; and (iii) the amount of compensation, trade secrets and Confidential Information that the Executive is receiving in connection with the Executive’s employment by the Companies.  It is the desire and intent of the Parties that the provisions of Article IV. be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and therefore, to the extent permitted by applicable law, the Executive and the Companies hereby waive any provision of applicable law that would render any provision of Article IV. invalid or unenforceable.

G.            Reformation.  The Companies and the Executive agree that the foregoing restrictions set forth in Article IV. are reasonable under the circumstances and that a breach of the covenants contained in Article IV. may cause irreparable injury to the Companies.  The Executive understands that the foregoing restrictions may limit the Executive’s ability to engage in certain businesses anywhere in or involving the Restricted Area during the Restricted Period, but acknowledges that the Executive shall receive Confidential Information and trade secrets, as well as sufficiently high remuneration and other benefits as an employee of the Companies to justify such restrictions.  If any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the Parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced.  By agreeing to this contractual modification prospectively at this time, the Companies and the Executive intend to make this provision enforceable under the law or laws of all applicable jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.

ARTICLE V.
MISCELLANEOUS PROVISIONS

A.            Governing Law; Legal Fees.  This Agreement shall be governed by and construed under the laws of the State of Indiana.  Venue of any litigation arising from this Agreement or any disputes relating to the Executive’s employment shall be in the United States District Court for the Northern District of Indiana, Fort Wayne Division or a state district court of competent jurisdiction in Elkhart County, Indiana.  The Executive and the Companies consent to personal jurisdiction of the United States District Court for the Northern District of Indiana, Fort Wayne Division, or a state district court of competent jurisdiction in Elkhart County, Indiana for any dispute relating to or arising out of this Agreement or the Executive’s employment, and the Executive and the Companies agree that the Executive and the Companies shall not challenge personal or subject matter jurisdiction in such courts.

B.            Legal Fees.  The prevailing party in any action to enforce a term of this Agreement shall be entitled to its reasonable attorneys’ fees and costs incurred to enforce such term.

C.            Clawback.  Any compensation paid to the Executive shall be subject to recovery by the Companies, and the Executive shall be required to repay such compensation, if (i) such recovery and repayment is required by applicable law or (ii) either in the year such compensation is paid, or within the three (3) year period thereafter the Companies are required to prepare an accounting restatement due to material noncompliance of the Companies with any financial reporting requirement under applicable securities laws and the Executive is either (A) a named executive officer or (B) an employee who is responsible for preparation of the Companies’ financial statements.  The Parties agree that the repayment obligations set forth in this Article V.C. shall only apply to the extent repayment is required by applicable law, or to the extent the Executive’s compensation is determined to be in excess of the amount that would have been deliverable to the Executive taking into account any restatement or correction of any inaccurate financial statements or materially inaccurate performance metric criteria.

D.            Code Section 280G.

(i)            Notwithstanding anything to the contrary in this Agreement, in the event it shall be determined that any payment or distribution made, or benefit provided, by the Companies to or for the benefit of the Executive under Article II or Article III (whether paid or payable or distributed or distributable or provided pursuant to the terms hereof or otherwise) or under any other agreement, benefit, plan or policy of the Companies (including but not limited to the Bonus Plan, the LTIP and the OTIP) (this Agreement and such other agreements, benefits, plans and policies collectively referred to herein as the “Change in Control Arrangements”) would constitute a “parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (“Code

Section 280G”) (such payments, distributions or other benefits referred to herein as the “Payments”), the Companies shall provide the Executive with a computation of (i) the maximum amount of Payments that could be made, without the imposition of the excise tax imposed by Code Section 4999, under the Change in Control Arrangements (said maximum amount being referred to as the “Capped Amounts”); (ii) the value of all Payments that could be made pursuant to the terms of the Change in Control Arrangements (referred to herein as the “Uncapped Payments”); (iii) the dollar amount of excise tax (if any) which the Executive would become obligated to pay pursuant to Code Section 4999 as a result of receipt of the Uncapped Payments (the “Excise Tax Amount”); and (iv) the net value of the Uncapped Payments after reduction by (A) the Excise Tax Amount, (B) the estimated income taxes payable by the Executive on the difference between the Uncapped Payments and the Capped Amount, assuming that the Executive is paying the highest marginal tax rate for state, local and federal income taxes; and (C) the estimated hospital insurance taxes payable by the Executive on the difference between the Uncapped Payments and the Capped Amount based on the hospital insurance tax rate under Code Section 3101 (the “Net Uncapped Amount”).

(ii)           If the Capped Amount is greater than the Net Uncapped Amount, the Executive shall  be entitled to receive or commence to receive Payments equal to the Capped Amount; or if the Net Uncapped Amount is greater than the Capped Amount the Executive shall be entitled to receive or commence to receive Payments equal to the Uncapped Payments.

(iii)          Any determination required under this Article V.D. shall be made in writing by independent public accountants mutually agreed to by the Company and the Executive (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Companies for all purposes.  For purposes of making the calculations required by this Article V.D., the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999.  The Companies and the Executive shall furnish the Accountants such information and documents as the Accountants may reasonably request in order to make the determinations under this Article V.D.  The Companies shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Article V.D.

E.            Interpretation; Tax Consequences.  It is intended that this Agreement comply with the provisions of Code Section 409A and the regulations and guidance of general applicability issued thereunder so as to not subject the Executive to the payment of additional interest and taxes under Code Section 409A, and in furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions.  The Executive has reviewed with his own tax advisors the tax consequences of this Agreement and the transactions contemplated hereby.  The Executive is relying solely on his tax advisors and not on any statements or representations of the Companies or any of their agents and understands that the Executive (and not the Companies) shall be responsible for the Executive’s own tax liability that may arise as a result of this Agreement or the transactions contemplated hereby, except as otherwise specifically provided in this Agreement.

F.             Waiver of Jury Trial.  EACH OF THE PARTIES IRREVOCABLY WAIVES AND RELEASES TO THE OTHER ITS RIGHT TO A TRIAL BY JURY, AND AGREES THAT IT WILL NOT SEEK A TRIAL BY JURY IN ANY SUCH PROCEEDING.

G.            Cooperation.  After the termination of the Executive’s employment, the Executive agrees, subject to his other professional and personal commitments to the extent practicable, to provide the Executive’s full cooperation, at the request of the Companies, in the transitioning of the Executive’s job duties and responsibilities, and any and all investigations or other legal, equitable or business matters or proceedings which involve any matters for which the Executive worked on or had responsibility during the Executive’s employment with the Companies.  The Executive also agrees, subject to his other professional and personal commitments to the extent practicable, to be reasonably available to the Companies or their representatives to provide general advice or assistance as requested by the Companies.  This includes but is not limited to testifying (and preparing to testify) as a witness in any proceeding or otherwise providing information or reasonable assistance to the Companies in connection with any investigation, claim or suit, and cooperating with the Companies regarding any investigation, litigation, claims or other disputed items involving the Companies that relate to matters within the knowledge or responsibility of the Executive.  Specifically, the Executive agrees, subject to his other professional and personal commitments to the extent practicable, (i) to meet with the Companies’ representatives, its counsel or other designees at reasonable times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency or other adjudicatory body; (iii) to provide the Companies with immediate notice of contact or subpoena by any non-governmental adverse party as to matters relating to the Companies, and (iv) to not voluntarily assist any such non-governmental adverse party or such non-governmental adverse party’s representatives.  The Executive acknowledges and understands that the Executive’s obligations of cooperation under this Article V.F. are not limited in time and may include, but shall not be limited to, the need for or availability for testimony; provided, however, that in no event shall the Executive be required to provide post-termination services to the Companies to the extent such post-termination services would be inconsistent with the “separation from service” requirements of Code Section 409A.  The Companies shall reimburse the Executive for reasonable expenses incurred in providing cooperation requested by the Companies pursuant to this this Article V.F.

H.            Headings.  The paragraph headings contained in this Agreement are for convenience only and shall in no way or manner be construed as a part of this Agreement.

I.             Severability.  In the event that any court of competent jurisdiction holds any provision in this Agreement to be invalid, illegal or unenforceable in any respect, the remaining provisions shall not be affected or invalidated and shall remain in full force and effect.

J.             Reformation.  In the event any court of competent jurisdiction holds any restriction in this Agreement to be unreasonable and/or unenforceable as written, the court may reform this Agreement to make it enforceable, and this Agreement shall remain in full force and effect as reformed by the court.

K.            Entire Agreement.  This Agreement (along with the exhibits attached hereto) constitute the entire agreement between the Parties, and fully supersedes any and all prior agreements, understanding or representations between the Parties pertaining to or concerning the subject matter of this Agreement, including, without limitation, the Executive’s employment with the Companies.  No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it.  Any amendment to this Agreement must be signed by all Parties to this Agreement.  The Executive acknowledges and represents that in executing this Agreement, the Executive did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by the Companies, except as expressly contained in this Agreement.  The Parties represent that they relied on their own judgment in entering into this Agreement.

L.            Waiver.  No waiver of any breach of this Agreement shall be construed to be a waiver as to succeeding breaches.  The failure of either the Executive or the Companies to insist in any one or more instances upon performance of any terms or conditions of this Agreement shall not be construed as a waiver of future performance of any such term, covenant or condition but the obligations of either party with respect thereto shall continue in full force and effect.  The breach by one party to this Agreement shall not preclude equitable relief or the obligations in Article IV.

M.           Modification.  The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Companies and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

N.            Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns. The Executive may not assign this Agreement to a third party.  The Companies may assign their rights, together with its obligations hereunder, to any affiliate and/or subsidiary of the Companies or any successor thereto or any purchaser of substantially all of the assets of the Companies; provided, however, that the assignee is the successor to all or substantially all of the business and assets of the Companies and such assignee expressly assumes all of the obligations, duties and liabilities of the Companies set forth in this Agreement.

O.            No Mitigation.  The Companies agree that, in the event of the termination of the Executive’s employment, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Companies pursuant to this Agreement (or any of the other agreements and documents executed, referenced or exchanged in connection with this Agreement).  Further, the amount of any payment or benefit provided for in this Agreement (or any of the other agreements and documents executed, referenced or exchanged in connection with this Agreement) shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by other income earned by the Executive, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Companies or otherwise.

P.             Notices.  Any notice or other communication required, permitted or desired to be given under this Agreement shall be deemed delivered when personally delivered; the next business day, if delivered by overnight courier; the same day, if transmitted by facsimile on a business day before noon, Eastern Standard Time; the next business day, if otherwise transmitted by facsimile; and the third business day after mailing, if mailed by prepaid certified mail, return receipt requested, as addressed or transmitted as follows (as applicable), or to such other address as a Party may specify by notice given in the same manner:

If to the Executive, to the address of the Executive’s principal residence kept in the Companies’ records.

With a copy to:	Seyfarth Shaw LLP
Attn: Eugene Jacobs
131 South Dearborn Street
Suite 2400
Chicago, IL 60603
Fax: (312) 460-7818

If to the Companies:	Supreme Industries, Inc.,
Supreme Corporation
Attn: Vice President and General Counsel
2581 E. Kercher Road
P.O. Box 237
Goshen, Indiana 46527
Fax: (574) 642-0722

With a copy to:	Haynes and Boone, LLP
Attn: Rice M. Tilley, Jr.
201 Main Street
Suite 2200
Fort Worth, Texas 76102
Fax: (817) 348-2384

Q.            Counterparts.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered a single instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.  SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the Companies and the Executive have caused this Agreement to be executed on the date first set forth above, to be effective as of the Effective Date.

THE COMPANY:	SUPREME INDUSTRIES, INC.

	By:	/s/ Herbert M. Gardner
Printed Name: Herbert M. Gardner
Title: Chairman of the Board

THE SUBSIDIARY:	SUPREME CORPORATION

	By:	/s/ Herbert M. Gardner
Printed Name: Herbert M. Gardner
Title: Chairman of the Board

THE EXECUTIVE:	/s/ Mark D. Weber
Mark D. Weber

EXHIBIT A

FORM OF RESTRICTED STOCK AWARD AGREEMENT

EXHIBIT A TO EMPLOYMENT AGREEMENT

RESTRICTED STOCK AWARD AGREEMENT

SUPREME INDUSTRIES, INC.

2012 LONG-TERM INCENTIVE PLAN

Pursuant to the Supreme Industries, Inc. 2012 Long-Term Incentive Plan (the “Plan”) for key employees, key contractors, and outside directors of Supreme Industries, Inc., a Delaware corporation (the “Company”) and its Subsidiaries,

Mark D. Weber
(the “Participant”)

has been granted a Restricted Stock Award in accordance with Section 6.4 of the Plan.

1.             Terms of Award.  The number of shares of Common Stock awarded under this Award Agreement (this “Agreement”) is [$395,000/FMV on Date of Grant] shares (the “Awarded Shares”).  The Date of Grant of this Award is May 6, 2013.

2.             Subject to Plan.  This Agreement is subject to the terms and conditions of the Plan, and the terms of the Plan shall control to the extent not otherwise inconsistent with the provisions of this Agreement.  To the extent the terms of the Plan are inconsistent with the provisions of the Agreement, this Agreement shall control.  The capitalized terms used herein that are defined in the Plan shall have the same meanings assigned to them in the Plan.  This Agreement is subject to any rules promulgated pursuant to the Plan by the Board or the Committee and communicated to the Participant in writing.

3.             Vesting.  Except as specifically provided in this Agreement and subject to certain restrictions and conditions set forth in the Plan, the Awarded Shares shall be vested as follows:

(i)            One-third (1/3rd) of the Awarded Shares, rounded down to the nearest whole number of Awarded Shares, shall vest on May 6, 2014, provided the Participant is employed by (or, if the Participant is a Contractor or an Outside Director, is providing services to) the Company or a Subsidiary on that date.

(ii)           An additional one-third (1/3rd) of the Awarded Shares, rounded down to the nearest whole number of Awarded Shares, shall vest on May 6, 2015, provided the Participant is employed by (or, if the Participant is a Contractor or an Outside Director, is providing services to) the Company or a Subsidiary on that date.

(iii)          The remaining unvested Awarded Shares shall vest on May 6, 2016, provided the Participant is employed by (or, if the Participant is a Contractor or an Outside Director, is providing services to) the Company or a Subsidiary on that date.

Notwithstanding the foregoing, (A) the vesting of all Awarded Shares shall automatically accelerate in full upon the occurrence of a Change in Control, provided the Participant is employed by (or, if the Participant is a Contractor or an Outside Director, is providing services to) the Company or a Subsidiary on that date, or if the Participant is no longer employed by or providing services to the Company or a Subsidiary, if the Participant’s Termination of Service is due to a termination of his employment by the Company without Cause (as defined below) or by the Participant for Good Reason (as defined below) within the six (6) month period immediately prior to the occurrence of a Change in Control; and (B) in the

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event the Participant suffers a Termination of Service due to his Disability (as defined below), his death, due to a termination of his employment by the Company without Cause (as defined below) or by his termination of his employment for Good Reason (as defined below), the number of Awarded Shares treated as vested under this Agreement as of the date of such Termination of Service shall be determined based upon the number of Awarded Shares that would have vested by the first anniversary of the date of such Termination of Service.  For purposes of this Agreement, the terms “Disability”, “Cause” and “Good Reason” shall having the meanings assigned to such terms in that certain Employment Agreement effective May 6, 2013 by and among the Company, Supreme Indiana Operations, Inc. and the Participant (the “Employment Agreement”).

4.             Forfeiture of Awarded Shares.  Awarded Shares that are not vested in accordance with Section 3 shall be forfeited on the date of the Participant’s Termination of Service; provided, however, if the Participant’s Termination of Service’s due to a termination of his employment by the Company without Cause or by the Participant for Good Reason, then Awarded Shares that are not vested shall be forfeited on the date that is six (6) months after the Participant’s Termination of Service without Cause or for Good Reason.  Upon forfeiture, all of the Participant’s rights with respect to the forfeited Awarded Shares shall cease and terminate, without any further obligations on the part of the Company.

5.             Restrictions on Awarded Shares.  Awarded Shares that are not vested in accordance with Section 3 and which are subject to forfeiture in accordance with Section 4 shall be subject to the terms, conditions, provisions, and limitations of this Section 5.

(a)           Subject to the provisions of the Plan and the other terms of this Agreement, from the Date of Grant until the date the Awarded Shares are vested in accordance with Section 3 and no longer subject to forfeiture in accordance with Section 4 (the “Restriction Period”), the Participant shall not be permitted to sell, transfer, pledge, or assign any of the Awarded Shares.  Except for these limitations, the Committee may, in its sole discretion, remove any or all of the restrictions on such Awarded Shares whenever it may determine that, by reason of changes in Applicable Law or other changes in circumstances arising after the date of this Agreement, such action is appropriate.

(b)           Except as provided in paragraph (a) above, the Participant shall have, with respect to his or her Awarded Shares, all of the rights of a stockholder of the Company, including the right to vote the shares, and the right to receive any dividends thereon.

6.                                      Legend.  The following legend shall be placed on all certificates representing Awarded Shares:

On the face of the certificate:

“Transfer of this stock is restricted in accordance with conditions printed on the reverse of this certificate.”

On the reverse:

“The shares of stock evidenced by this certificate are subject to and transferable only in accordance with that certain Supreme Industries, Inc. 2012 Long-Term Incentive Plan, a copy of which is on file at the principal office of the Company in Goshen, Indiana.  No transfer or pledge of the shares evidenced hereby may be made except in accordance with and subject to the

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provisions of said Plan and Award Agreement.  By acceptance of this certificate, any holder, transferee or pledgee hereof agrees to be bound by all of the provisions of said Plan.”

The following legend shall be inserted on a certificate evidencing Common Stock issued under the Plan if the shares were not issued in a transaction registered under the applicable federal and state securities laws:

“Shares of stock represented by this certificate have been acquired by the holder for investment and not for resale, transfer or distribution, have been issued pursuant to exemptions from the registration requirements of applicable state and federal securities laws, and may not be offered for sale, sold or transferred other than pursuant to effective registration under such laws, or in transactions otherwise in compliance with such laws, and upon evidence satisfactory to the Company of compliance with such laws, as to which the Company may rely upon an opinion of counsel satisfactory to the Company.”

All Awarded Shares owned by the Participant shall be subject to the terms of this Agreement and shall be represented by a certificate or certificates bearing the foregoing legend.

7.             Delivery of Certificates.  Certificates for Awarded Shares free of restriction under this Agreement shall be held by the Company at all times, provided, however, that such certificates may be delivered to the Participant after, and only after, the Restriction Period has expired and such shares are no longer subject to forfeiture pursuant to Section 4 if the Participant has made a written request for delivery of certificated shares.  In connection with the issuance of a certificate for Restricted Stock, the Participant shall endorse such certificate in blank or execute a stock power in a form satisfactory to the Company in blank and deliver such certificate and executed stock power to the Company.

8.             Voting.  The Participant, as record holder of the Awarded Shares, has the exclusive right to vote, or consent with respect to, such Awarded Shares until such time as the Awarded Shares are transferred in accordance with this Agreement or a proxy is granted pursuant to Section 9 below; provided, however, that this Section 8 shall not create any voting right where the holders of such Awarded Shares otherwise have no such right.

9.             Proxies.  The Participant may not grant a proxy to any person, other than a revocable proxy not to exceed 30 days in duration granted to another stockholder for the sole purpose of voting for directors of the Company.

10.          Adjustment to Number of Awarded Shares.  The number of Awarded Shares shall be subject to adjustment in accordance with Articles 11-13 of the Plan; provided, however, that any fractional shares resulting from such adjustment shall be eliminated.  Any adjustments determined by the Board shall be final, binding, and conclusive.

11.          Specific Performance.  The parties acknowledge that remedies at law will be inadequate remedies for breach of this Agreement and consequently agree that this Agreement shall be enforceable by specific performance.  The remedy of specific performance shall be cumulative of all of the rights and remedies at law or in equity of the parties under this Agreement.

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12.          Participant’s Representations.  Notwithstanding any of the provisions hereof, the Participant hereby agrees that he will not acquire any Awarded Shares, and that the Company will not be obligated to issue any Awarded Shares to the Participant hereunder, if the issuance of such shares shall constitute a violation by the Participant or the Company of any provision of any law or regulation of any governmental authority.  Any determination in this connection by the Company shall be final, binding, and conclusive.  The obligations of the Company and the rights of the Participant are subject to all applicable laws, rules, and regulations.

13.          Participant’s Acknowledgments.  The Participant acknowledges receipt of a copy of the Plan, which is annexed hereto, and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Award subject to all the terms and provisions thereof.  The Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Board or the Committee upon any questions arising under the Plan or this Agreement.

14.          No Right to Continued Employment or Service.  Neither this Agreement nor any action taken hereunder shall be construed to confer upon the Participant any right to continue in the employ or to provide services to the Company or any Subsidiary, whether as an Employee, Contractor, or Outside Director, or to interfere with or restrict in any way the right of the Company or any Subsidiary to discharge the Participant as an Employee, Contractor, or Outside Director at any time.

15.          Law Governing.  This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Texas (excluding any conflict of laws rule or principle of Texas law that might refer the governance, construction, or interpretation of this Agreement to the laws of another state).

16.          Legal Construction.  In the event that any one or more of the terms, provisions, or agreements that are contained in this Agreement shall be held by either a court of competent jurisdiction, with respect to claims under Section 7, or by an arbitrator, with respect to all other claims under the Agreement, to be invalid, illegal, or unenforceable in any respect for any reason, the invalid, illegal, or unenforceable term, provision, or agreement shall not affect any other term, provision, or agreement that is contained in this Agreement and this Agreement shall be construed in all respects as if the invalid, illegal, or unenforceable term, provision, or agreement had never been contained herein.

17.          Covenants and Agreements as Independent Agreements.  Each of the covenants and agreements that are set forth in this Agreement shall be construed as a covenant and agreement independent of any other provision of this Agreement.  The existence of any claim or cause of action of the Participant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements that are set forth in this Agreement.

18.          Entire Agreement.  This Agreement together with the Plan supersede any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitute the sole and only agreements between the parties with respect to the said subject matter.  All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement.  Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement or the Plan and that any agreement, statement, or promise that is not contained in this Agreement or the Plan shall not be valid or binding or of any force or effect.

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19.          Parties Bound.  The terms, provisions, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns, subject to the limitation on assignment expressly set forth herein.  No person or entity shall be permitted to acquire any Awarded Shares without first executing and delivering an agreement in the form satisfactory to the Company making such person or entity subject to the restrictions on transfer contained in Section 5 hereof.

20.          Modification.  No change or modification of this Agreement shall be valid or binding upon the parties unless the change or modification is in writing and signed by the parties.  Notwithstanding the preceding sentence, the Company may amend the Plan to the extent permitted by the Plan.

21.          Headings.  The headings that are used in this Agreement are used for reference and convenience purposes only and do not constitute substantive matters to be considered in construing the terms and provisions of this Agreement.

22.          Gender and Number.  Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

23.          Notice.  Any notice required or permitted to be delivered hereunder shall be deemed to be delivered only when actually received by the Company or by the Participant, as the case may be, at the addresses set forth below, or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith:

(a)                                 Notice to the Company shall be addressed and delivered as follows:

Supreme Industries, Inc.

Attn:  Chief Financial Officer

Facsimile:

(b)                                 Notice to the Participant shall be addressed and delivered as set forth on the signature page.

24.          Tax Requirements.  The Participant is hereby advised to consult immediately with his or her own tax advisor regarding the tax consequences of this Agreement, the method and timing for filing an election to include this Agreement in income under Section 83(b) of the Code, and the tax consequences of such election.  By execution of this Agreement, the Participant agrees that if the Participant makes such an election, the Participant shall provide the Company with written notice of such election in accordance with the regulations promulgated under Code Section 83(b).  The Company or, if applicable, any Subsidiary (for purposes of this Section 24, the term “Company” shall be deemed to include any applicable Subsidiary), shall have the right to deduct from all amounts paid in cash or other form in connection with the Plan, any Federal, state, local, or other taxes required by law to be withheld in connection with this Award.  The Company may, in its sole discretion, also require the Participant receiving shares of Common Stock issued under the Plan to pay the Company the amount of any taxes that the Company is required to withhold in connection with the Participant’s income arising with respect to this Award.  Such payments shall be required to be made when requested by Company and may be required to be made prior to the delivery of any certificate representing shares of Common Stock.  Such

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payment may be made (i) by the delivery of cash to the Company in an amount that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the required tax withholding obligations of the Company; (ii) if the Company, in its sole discretion, so consents in writing, the actual delivery by the Participant to the Company of shares of Common Stock that the Participant has not acquired from the Company within six (6) months prior thereto, which shares so delivered have an aggregate Fair Market Value that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the required tax withholding payment; (iii) if the Company, in its sole discretion, so consents in writing, the Company’s withholding of a number of shares to be delivered upon the vesting of this Award, which shares so withheld have an aggregate fair market value that equals (but does not exceed) the required tax withholding payment; or (iv) any combination of (i), (ii), or (iii).  The Company may, in its sole discretion, withhold any such taxes from any other cash remuneration otherwise paid by the Company to the Participant.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Participant, to evidence his consent and approval of all the terms hereof, has duly executed this Agreement, as of the date specified in Section 1 hereof.

COMPANY:

SUPREME INDUSTRIES, INC.

By:
Name:
Title:

PARTICIPANT:

Signature

Name:	Mark D. Weber
Address:

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EXHIBIT B

FORM OF INDEMNIFICATION AGREEMENT

EXHIBIT B TO EMPLOYMENT AGREEMENT

INDEMNIFICATION AGREEMENT

(Supreme Industries, Inc.)

THIS AGREEMENT is made effective as of 6th day of May, 2013, between Supreme Industries, Inc., a Delaware corporation (the “Company”), and Mark D. Weber (“Indemnitee”).

Competent and experienced persons are becoming more reluctant to serve as directors and/or officers of corporations unless they are provided with adequate protection against claims and actions against them for their activities on behalf or at the request of such corporations, generally through insurance and/or indemnification.

Uncertainties in the interpretations of the statutes and regulations, laws, and public policies relating to indemnification of corporate directors and officers are such as to make adequate, reliable assessment of the risks to which directors and officers of such corporations may be exposed difficult, particularly in light of the proliferation of lawsuits against directors and officers generally.

The Board of Directors of the Company, based upon its business experience, has concluded that the continuation of present trends in litigation against corporate directors and officers will inevitably make it more difficult for the Company to attract and retain directors and officers of the highest degree of competence committed to the active and effective direction and supervision of the business and affairs of the Company and its subsidiaries and affiliates and the operation of its and their facilities. In fact, the Board deems such consequence to be so detrimental to the best interests of the Company that it has concluded that the Company should act to provide its directors and officers with enhanced protection against inordinate risks attendant on their positions in order to assure that the most capable persons otherwise available will be attracted to, or will remain in, such positions. In such connection, such directors have further concluded that it is not only reasonable and prudent but necessary for the Company to obligate itself contractually to indemnify, to the fullest extent permitted by applicable law, financial responsibility for expenses and liabilities which might be incurred by such individuals in connection with claims lodged against them for their decisions and actions in such capacities.

The General Corporation Law of the State of Delaware, under which law the Company is organized, empowers a corporation organized in Delaware to indemnify persons who serve as directors and/or officers of the corporation, or persons who serve at the request of the corporation as directors and/or officers of an affiliated corporation, further specifies that the indemnification provided by law “shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise,” and further empowers a corporation to “purchase and maintain insurance” on behalf of such persons “against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this [provision].”

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The Certificate of Incorporation and Bylaws of the Company permit indemnification to the fullest extent permitted by applicable law.

The Company desires to have the Indemnitee serve or continue to serve as a director and/or officer of the Company, and/or as a director, officer, employee, partner, trustee, agent, and/or fiduciary of such other corporations, partnerships, joint ventures, employee benefit plans, trusts, and/or other enterprises (herein referred to as “Company Affiliate”) of which he or she has been or is serving, or will serve on behalf of or at the request of or for the convenience of, or to represent the interests of the Company, free from undue concern for unpredictable, inappropriate, or unreasonable claims for damages by reason of his or her being, or having been, a director and/or officer of the Company, and/or a director, officer, employee, partner, trustee, agent, and/or fiduciary of a Company Affiliate, or by reason of his or her decisions or actions on their behalf.

The Indemnitee is willing to serve, or to continue to serve, or to take on additional service for, the Company and/or the Company Affiliate in such aforesaid capacities on the condition that he or she be indemnified as provided for herein.

Accordingly, in consideration of the premises and the covenants contained herein, the Company and the Indemnitee do hereby covenant and agree as follows:

1                                         Services to the Company: The Indemnitee shall serve or continue to serve as a director and/or officer of the Company (in the case of a Company officer at the will of the Company or under separate contract, if any such contract exists or shall hereafter exist), and/or as a director, and/or officer, or fiduciary of a Company Affiliate, faithfully and to the best of his or her ability so long as he or she is duly elected and qualified in accordance with the provisions of the Bylaws or other applicable constitutive documents thereof; provided. however that: (a) the Indemnitee may at any time and for any reason resign from such position (subject to any contractual obligations which the Indemnitee has assumed apart from this Agreement); and (b) neither the Company nor the Company Affiliate will have any obligation under this Agreement to continue the Indemnitee in any such position.

2                                         Right to Indemnification:

2.1                               The Company shall, to the fullest extent authorized by the Delaware General Corporation Law (the “DGCL”) or other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than the DGCL or other applicable law permitted the Company to provide prior to such change), indemnify any Indemnitee who is or was involved in any manner (including, without limitation, as a party or witness), or is threatened to be made so involved, in any threatened, pending, or completed investigation, claim, action, suit, or proceeding whether civil, criminal, administrative, or investigative (including, without limitation, any action, suit, or proceeding by or in the right of the Company to procure a judgment in its

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favor) (herein referred to as a “Proceeding”) by reason of the fact that such person is or was a director or officer of the Company, is or was serving at the request of the Company as a director or officer of any Company Affiliate, and/or or by reason of any action alleged to have been taken or omitted in any such capacity, against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding; provided. however, that, except as provided in Paragraph 3.4, the foregoing shall not apply to a director or officer of the Company with respect to a Proceeding that was commenced by such director or officer unless such Proceeding was authorized or consented to by the Board of Directors of the Company. Such indemnification shall include the right to receive payment in advance of any expenses incurred by the Indemnitee in connection with such Proceeding, consistent with the provisions of applicable law as then in effect.  For the avoidance of doubt, the foregoing indemnification obligation includes, without limitation, claims for monetary damages against Indemnitee in respect of an alleged breach of fiduciary duties to the fullest extent permitted under Section 102(b)(7) of the DGCL as in existence on the date hereof.

2.2                               Notwithstanding the obligation of the Company to indemnify attorneys’ fees as above provided in Paragraph 2.1, as a condition to being so indemnified the following shall apply. With regard to any “Proceeding” (as above defined), there will be groups the members of which have totally common interests —  i.e., their goals are identical and there are no conflicts-of-interest among them. At such time as the determination of these groups has been completed (such determination to be made by “Independent Counsel” [as hereafter defined] if the parties involved cannot make such determination among themselves), each group shall, by majority vote of those comprising such group, select a single attorney or law firm to serve as (exclusive) legal counsel for all of the members of such group. In the event that any member of any such group acts independently by retaining the legal services of any other attorney or law firm to additionally or separately represent him, her, or it, all legal fees and expenses of such independently retained attorney or law firm shall be the (sole) responsibility of such independently acting member of the group.

3                                         Advancement of Expenses; Procedures; Presumptions and Effect of Certain Proceedings: Remedies: In furtherance, but not in limitation, of the foregoing provisions, the following procedures, presumptions, and remedies shall apply with respect to advancement of expenses and the right to indemnification hereunder:

3.1                               Advancement of Expenses: All expenses (including attorneys’ fees) incurred by or on behalf of the Indemnitee in connection with any Proceeding shall be advanced to the Indemnitee by the Company within twenty (20) calendar days after the receipt by the Company of a statement

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or statements from the Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the expenses incurred by the Indemnitee (and, if required by law at the time of such advance, shall include or be accompanied by an undertaking by or on behalf of the Indemnitee to repay the amounts advanced only if, and to the extent that, it should ultimately be determined that the Indemnitee is not entitled to be indemnified against such expenses hereunder, which undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment).  Advances shall be unsecured and interest-free.

3.2                               Procurement for Determination of Entitlement to Indemnification:

3.2.1                     To obtain indemnification as herein provided, an Indemnitee shall submit to the President or Secretary of the Company a written request, including such documentation and information as is reasonably available to the Indemnitee and reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification (herein referred to as the “Supporting Documentation”). The determination of the Indemnitee’s entitlement to indemnification shall be made not later than 60 calendar days after receipt by the Company of the written request for Indemnification together with the Supporting Documentation. The Secretary or President of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that the Indemnitee has requested indemnification.

3.2.2                     The Indemnitee’s entitlement to indemnification hereunder shall (except as provided in Subparagraph 3.2.3 below) be determined in one of the following ways (each of which shall give effect to the presumptions set forth in Paragraph 3.3): (a) by a majority vote of the Disinterested Directors (as hereinafter defined) if they constitute a quorum of the Board of Directors; (b) by a written opinion of Independent Counsel (as hereinafter defined) if a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, a majority of such Disinterested Directors so directs: (c) by the stockholders of the Company (but only if a majority of the Disinterested Directors, if they constitute a quorum of the Board of Directors, presents the issue of entitlement to indemnification to the stockholders for their determination); or (d) as provided in Paragraph 3.3. In the event that this Subparagraph 3.2.2 applies, stockholder approval will be deemed to have been received if the holders of a majority of the Company’s total common stock outstanding vote in favor of such approval.

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3.2.3                     Notwithstanding what is stated above, in the event of a Change in Control (see definition contained in Exhibit “A” hereto) the Indemnitee’s entitlement to indemnification shall be determined by a written opinion of Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the Indemnitee. The Independent Counsel shall be selected by the Indemnitee. In the event the Company objects to the Independent Counsel so selected, within seven days after written notice of the selection has been given by the Indemnitee to the Company, the Company may object to such selection by written notification given to the Indemnitee. Such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirement of “Independent Counsel” as hereafter defined, and the objection shall set forth with particularity the factual basis of such assertion. If such written objection is made, the Independent Counsel so selected may not serve as Independent Counsel unless and until a court has determined that such objection is without merit. The Company shall pay any and all reasonable fees and expenses of Independent Counsel incurred by such Independent Counsel in connection with the performance of his or her responsibilities hereunder, and the Company shall pay all reasonable fees and expenses instant to the implementation of the procedures referred to above. Upon the due commencement of any judicial proceeding or arbitration pursuant to Subparagraph 3.4.1 hereof, the Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

3.2.4                     In the event of a Potential Change in Control (as hereinafter defined), the Company, upon written request by the Indemnitee, shall create a trust (which shall be a “grantor trust” for federal income tax purposes) for the benefit of the Indemnitee and from time to time upon written request of the Indemnitee shall fund such trust in an amount sufficient to satisfy any and all expenses which at the time of each such request it is reasonably anticipated will be incurred in connection with a Proceeding for which the Indemnitee is entitled to rights of indemnification under Paragraph 2 hereof, and any and all judgments, fines, penalties, and settlement amounts of any and all proceedings for which the Indemnitee is entitled to rights of indemnification under Paragraph 2 from time to time actually paid or claimed, reasonably anticipated, or proposed to be paid. The amount or amounts to be deposited in the trust pursuant to the foregoing funding obligation shall be determined by the Independent Counsel referred to in Subparagraph 3.2.2 above. The terms of the trust shall provide that upon a Change in Control:  (i) the trust shall ‘not be revoked or the principal thereof invaded, without the written consent of the Indemnitee; (ii) the trustee shall

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advance, within two (2) business days of a request by the Indemnitee, any and all expenses to the Indemnitee; (iii) the trust shall continue to be funded by the Company in accordance with the funding obligations set forth above; (iv) the trustee shall promptly pay to the Indemnitee all amounts for which the Indemnitee is entitled to indemnification pursuant to this Agreement or otherwise; and (v) all unexpended funds in such trust shall revert to the Company upon a final determination by such Independent Counsel that the Indemnitee has been fully indemnified under the terms of this Agreement. The trustee shall be an institutional trustee with a highly regarded reputation chosen by the Indemnitee. Nothing in this Subparagraph 3.2.4 shall relieve the Company of any of its obligations under this Agreement. Nothing contained in this Subparagraph 3.2.4. shall prevent the Board of Directors of the Company in its discretion at any time and from time to time, upon request of the Indemnitee, from providing security to the Indemnitee for the Company’s obligations hereunder through an irrevocable line of credit, funded trust as described above, or other collateral. Any such security, once provided to the Indemnitee, may not be revoked or released without the Indemnitee’s prior written consent.

3.3                               Presumptions and Effect of Certain Proceedings: Except as otherwise expressly provided herein, the Indemnitee shall be presumed to be entitled to indemnification hereunder upon submission of a request for indemnification together with the Supporting Documentation in accordance with Subparagraph 3.2.1, and thereafter the Company shall have the burden of proof to overcome that presumption in reaching a contrary determination. In any event, if the person or persons empowered under Paragraph 3.2 to determine entitlement to indemnification have not been appointed or have not made a determination within 60 calendar days after receipt by the Company of the request therefor together with the Supporting Documentation, the Indemnitee shall be deemed to be entitled to indemnification, and the Indemnitee shall be entitled to such indemnification unless the Company establishes as provided in the final sentence of Paragraph 3.4.2 or by written opinion of Independent Counsel that: (a) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation; or (b) such indemnification is prohibited by law. The termination of any Proceeding described in Paragraph 2, or of any claim, issue, or matter therein, by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, adversely affect the right of the Indemnitee to indemnification or create a presumption that the Indemnitee did not act in good faith and in a manner which the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company or, with respect to any criminal Proceeding,

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that the Indemnitee had reasonable cause to believe that his or her conduct was unlawful.

3.4                               Remedies of Indemnitee:

3.4.1                     In the event that a determination is made pursuant to Paragraph 3.2 that the Indemnitee is not entitled to indemnification hereunder: (a) the Indemnitee shall be entitled to seek an adjudication of his or her entitlement to such indemnification either, at the Indemnitee’s option, in (x) an appropriate court of the State of Delaware or any other court of competent jurisdiction, or (y) an arbitration to be conducted by a single arbitrator, selected by mutual agreement of the Company and the Indemnitee (or, failing such agreement by the then sitting Chief Judge of the United States District Court for the appropriate jurisdiction), pursuant to the commercial arbitration rules of the American Arbitration Association, and with respect to any such arbitration, a judgment thereon to be entered by any court of competent jurisdiction; (b) any such judicial proceeding or arbitration shall be de novo, and the Indemnitee shall not be prejudiced by reason of such adverse determination; and (c) in any such judicial proceeding or arbitration, the Company shall have the burden of proving that indemnification is prohibited by applicable law. If any such determination is made, the Indemnitee shall be entitled, on five days’ written notice to the Secretary of the Company, to receive the written report of the persons making such determination, which report shall include the reasons and factual findings, if any, upon which such determination was based.

3.4.2                     If a determination has been made, or is deemed to have been made, pursuant to Paragraph 3.2 or 3.3, that the Indemnitee is entitled to indemnification, the Company shall be obligated to pay the amounts constituting such indemnification within five days after such determination has been made or deemed to have been made and shall be conclusively bound by such determination unless the Company establishes as provided in the final sentence of this paragraph that: (a) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation; or (b) such indemnification is prohibited by law. If either (x) advancement of expenses is not timely made pursuant to Paragraph 3.1, or (y) payment of indemnification is not made within five calendar days after a determination of entitlement to indemnification has been made or deemed to have been made pursuant to Paragraph 3.2 or 3.3, the Indemnitee shall be entitled to seek judicial enforcement of the Company’s obligation to pay to the Indemnitee such advancement of expenses or indemnification. Notwithstanding the foregoing, the Company may bring an action, in an appropriate court in the State

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of Delaware or any other court of competent jurisdiction, contesting the right of the Indemnitee to receive indemnification hereunder due to the occurrence of an event described in subclause (a) or (b) of this Subparagraph 3.4.2 (herein referred to as a “Disqualifying Event”); provided, however, that in any such action the Company will have the burden of proving the occurrence of such Disqualifying Event.

3.4.3                     The Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Paragraph 3.4 that the procedures and presumptions of this Paragraph 3 are not valid, binding, and enforceable, and shall stipulate in any such court or before any such arbitrator that the Company is bound by all of the provisions of this Agreement.

3.4.4                     If the Indemnitee, pursuant to this Paragraph 3.4, seeks a judicial adjudication of, or an award in arbitration to enforce, his or her rights under, or to recover damages for breach of, this Agreement, the Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, those expenses (see definition contained in Paragraph 2 above) actually and reasonably incurred by the Indemnitee if the Indemnitee prevails in such judicial adjudication or arbitration. If it shall be determined in such judicial adjudication or arbitration that the Indemnitee is entitled to receive part but not all of the indemnification or advancement of expenses sought, the expenses incurred by the Indemnitee in connection with such judicial adjudication or arbitration shall be prorated accordingly.  Provided, however, notwithstanding what has just been stated:  (1) the amount of expenses for reimbursement during the Indemnitee’s taxable year may not affect the expenses eligible for reimbursement in any other taxable year; (2) the reimbursement of an eligible expense must be made on or before ninety (90) days after the date the Indemnitee prevailed in such adjudication or arbitration; (3) the right to reimbursement may not be subject to liquidation or exchange for another benefit.  Further, the Indemnitee’s recovery from the Company of any such expenses must take place during the duration of this Agreement (see Paragraph 5.1 which follows).

3.5                               Definitions: For purposes of this Paragraph 3:

“Disinterested Director” means a director of the Company who is not or was not a party to the Proceeding in respect of which indemnification is sought by the Indemnitee.

“Independent Counsel” means a law firm or a member of a law firm that neither presently is, nor in the past five years has been, retained to

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represent: (a) the Company or the Indemnitee in any matter material to either such party; or (b) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing under the laws of the State of Delaware would have a conflict of interest in representing either the company or the Indemnitee in an action to determine the Indemnitee’s rights hereunder.

“Potential Change in Control” shall be deemed to have occurred if: (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; (ii) a person (including the Company) publicly announces a legitimate intention to take or to consider taking actions which if consummated would constitute a Change in Control; (iii) any person, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, who is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 9.5 % or more of the combined voting power of the Company’s then outstanding voting securities, increases his or her beneficial ownership of such securities by five percentage points or more over the percentage so owned by such person; or (iv) the Board of Directors adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

4                                         Other Rights to Indemnification: The indemnification and advancement of costs and expenses (including attorneys’ fees and disbursements) provided by this Agreement shall be in addition to, and shall not be deemed exclusive of, any other rights to which the Indemnitee may now or in the future be entitled under any provision of applicable law, the Certificate of Incorporation, or any Bylaw of the Company or any other agreement, or any vote of directors or stockholders or otherwise, whether as to action in his or her official capacity or in another capacity while occupying any of the positions or having any of the relationships referred to in Paragraph 1 of this Agreement.

5                                         Duration of Agreement:

5.1                               This Agreement shall be effective from and after the date hereof, and shall continue until and terminate upon the later of: (i) the tenth (10th) anniversary after the Indemnitee has ceased to occupy any of the positions or have any of the relationships described in Paragraph 1 of this Agreement; or (ii) (a) the final termination or resolution of all proceedings with respect to the Indemnitee commenced during such ten (10) year period, and (b) either (x) receipt by the Indemnitee of the Indemnification to which he or she is entitled hereunder with respect thereto, or (y) a final

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adjudication or binding arbitration that the Indemnitee is not entitled to any further indemnification with respect thereto, as the case may be.

5.2                               This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Indemnitee and his or her heirs, devisees, executors, administrators, or other legal representatives.

6.                                      Severability: If any provision or provisions of this Agreement are held to be invalid, illegal, or unenforceable under any particular circumstances or for any reason whatsoever: (a) the validity, legality, and enforceability of the remaining provisions of this Agreement (including, without limitation, all other portions of any paragraph or clause of this Agreement that contains any provision that has been found to be invalid, illegal, or unenforceable, that are not themselves invalid, illegal, or unenforceable) or the validity, legality, or enforceability under any other circumstances shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible consistent with applicable law, the provisions of this Agreement (including, without limitation, all other portions of any paragraph or clause of this Agreement that contains any such provision that has been found to be invalid, illegal, or unenforceable, that are not themselves invalid, illegal, or unenforceable) shall be deemed revised and shall be construed so as to give effect to the intent manifested by this Agreement (including the provision held invalid, illegal, or unenforceable).

7.                                      Identical Counterparts: This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

8.                                      Headings: The headings of the paragraphs of this Agreement are inserted for convenience and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

9.                                      Modification and Waiver: No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

10.                               Notification and Defense of Claim: The Indemnitee agrees to notify the Company promptly in writing upon being served with any summons, citation, subpoena, complaint, indictment, information, or other document relating to any matter which may be subject to indemnification hereunder, whether civil, criminal, or investigative; provided. however, that the failure of the Indemnitee to give such notice to the Company shall not adversely affect the Indemnitee’s rights under this Agreement except to the extent the Company has been materially prejudiced as a direct result of such failure. Nothing in this Agreement shall

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constitute a waiver of the Company’s right to seek participation at its own expense in any Proceeding which may give rise to indemnification hereunder.

11.                               Notices: All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if: (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed; or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed, in either case:

(a)                                 if to the Indemnitee, at the address indicated on the signature page hereof;

(b)                                 if to the Company:

Supreme Industries, Inc.

2581 E. Kercher Road

Goshen, IN 46528

or to such address as may have been furnished to either party by the other Party.

12                                  Governing Law: The parties hereto agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

13.                               Subsequent Legislation: If there is a change in the DGCL or other applicable law (whether by statute or judicial decision) after adoption of this Agreement to expand further the indemnification permitted to directors or officers, then the Company shall indemnify Indemnitee to the fullest extent permitted by the DGCL or other applicable law, as so amended.  Any amendment, alteration or repeal of the DGCL or other applicable law that adversely affects any right of Indemnitee shall be prospective only and shall not limit or eliminate any such right with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place before such amendment or repeal.

[Signatures on the following page]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

Supreme Industries, Inc.

By:
Herbert M. Gardner
Chairman of the Board

INDEMNITEE:

Mark D. Weber
Residence Address:

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Exhibit “A”

to

Indemnification Agreement

I.                                        Change in the ownership of a corporation

(A)  In general.  A change in the ownership of a corporation occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation.  However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation).  An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock.  This applies only when there is a transfer of stock of a corporation (or issuance of stock of a corporation) and stock in such corporation remains outstanding after the transaction.

(B)                               Persons acting as a group.  Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.  However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction with the corporation.  If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase, or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

II.                                   Change in the effective control of a corporation.

(A)                               In general.  Notwithstanding that a corporation has not undergone a change in ownership, (see above), a change in the effective control of a corporation occurs only on the date that either —

(1)                                 Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 35 percent or more of the total voting power of the stock of such corporation; or

(2)                                 A majority of members of the corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors prior to the election, provided that for purposes of this paragraph the term corporation refers solely to the relevant corporation

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for which no other corporation is a majority shareholder for purposes of that paragraph (for example, if Corporation A is a publicly held corporation with no majority shareholder, and Corporation A is the majority shareholder of Corporation B, which is the majority shareholder of Corporation C, the term corporation for purposes of this paragraph would refer solely to Corporation A).

(B)                               Multiple change in control events.  A change in effective control also may occur in any transaction in which either of the two corporations involved in the transaction has a change in control event.  Thus, for example, assume Corporation P transfers more than 40 percent of the total gross fair market value of its assets to Corporation O in exchange for 35 percent of O’s stock.  P has undergone a change in ownership of a substantial portion of its asset, and O has a change in effective control.

(C)                               Acquisition of additional control.  If any one person, or more than one person acting as a group, is considered to effectively control a corporation, the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation (or to cause a change in the ownership of the corporation).

(D)                               Persons acting as a group.  Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.  However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction with the corporation.  If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase, or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

III.                              Change in the ownership of a substantial portion of a corporation’s assets.

(A)                               In general.  Change in the ownership of a substantial portion of a corporation’s assets.  A change in the ownership of a substantial portion of a corporation’s assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or person) assets from the corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(B)                               Transfers to a related person.

(1)                                 There is no change in control event when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the

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transfer.  A transfer of assets by a corporation is not treated as a change in the ownership of such assets if the assets are transferred to —

(i)  A shareholder of the corporation (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii)  An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the corporation;

(iii)  A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the corporation; or

(iv)  An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in “(iii)” immediately preceding.

(2)                                 A person’s status is determined immediately after the transfer of the assets.  For example, a transfer to a corporation in which the transferor corporation has no ownership interest before the transaction, but which is a majority-owned subsidiary of the transferor corporation after the transaction is not treated as a change in the ownership of the assets of the transferor corporation.

(C)                               Persons acting as a group.  Persons will not be considered to be acting as a group solely because they purchase assets of the same corporation at the same time.  However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase, or acquisition of assets, or similar business transaction with the corporation.  If a person, including an entity shareholder, owns stock in both corporations that enter into a merger, consolidation, purchase, or acquisition of assets, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

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EXHIBIT C

FORM OF PROPRIETARY RIGHTS AGREEMENT

EXHIBIT C TO EMPLOYMENT AGREEMENT

4

Disclosure and Invention Agreement

Mark D. Weber (hereafter called “Executive”) has entered into an Employment Agreement with Supreme Industries, Inc., a Delaware corporation (hereafter called “Company”), which is in the business (through a wholly-owned subsidiary, Supreme Corporation) of manufacturing and selling specialized truck bodies.  Whenever used herein the word “Company” shall be deemed to include Supreme Corporation and the other affiliates of Supreme Industries, Inc.

In consideration of TEN DOLLARS ($10.00) paid to Executive by Company, the receipt and sufficiency of which are hereby acknowledged, and Company’s agreement to employ him pursuant to an Employment Agreement between Company and Executive the provisions of which are herein fully incorporated by reference for all purposes, Executive agrees as follows:

1.                                      Executive shall communicate to Company promptly and fully all ideas and the expressions thereof, conceptions, improvements, discoveries, methods, techniques, processes, adaptations, creations, and inventions (whether patentable or copyrightable or not) conceived or made by Executive (whether solely by Executive or jointly with others) (“Ideas”) from the time of entering Company’s employment until one year after Executive’s employment is terminated for any reason, or Executive resigns or retires for any reason, (a) which involve or pertain to, directly or indirectly, the business, assets, activities, computers or computer programs, or investigations of Company as existed at or prior to the cessation of Executive’s employment by Company, or (b) which result from or are suggested by any work which Executive or other executives or independent contractors perform for or on behalf of Company, in whole or in part, as existed at or prior to the cessation of Executive’s employment by Company.

2.                                      Executive shall assist Company during and subsequent to Executive’s employment in every proper way (solely at Company’s expense) to obtain patents and/or copyrights for its own benefit in any or all countries of the world, and to sign all proper papers, patent applications, assignments, and other documents necessary for this purpose, it being understood that such Ideas will remain the sole and exclusive property of Company, and shall not be disclosed to any person, nor used by Executive, except as expressly permitted herein.

3.                                      Written records of Executive’s Ideas in the form of notebook records, sketches, drawings or reports, will remain the property of and be available to Company at all times.

4.                                      Executive represents that Executive has no agreements with or obligations to others in conflict with the foregoing.

5.                                      Executive understands that this Agreement may not be modified or released except in writing signed by all members of Company’s Board of Directors.

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6.                                      Executive understands and agrees that his violation of any of the provisions of this Agreement will constitute irreparable injury to Company immediately authorizing it to enjoin Executive or the business enterprise with which she may have become associated from further violations, in addition to all other rights and remedies which Company may have at law and equity, including recovery of damages from Executive and a right of offset.  Each party shall be entitled to recover from the other party reimbursement of attorney’s fees and related legal costs to the extent incurred in connection with the successful enforcement or defense, as the case may be, of the terms of conditions hereof.

7.                                      This Agreement shall be binding upon the parties hereto and their respective heirs, successors, executors, administrators, personal representatives, and assigns.  Executive may not assign his covenants, duties, or obligations hereunder to any other person.  The waiver by Company of Executive’s breach of any provision hereof shall not operate or be construed as a waiver of any subsequent breach by Executive.

8.                                      If any provision of this Agreement is held by a court of law to be illegal or unenforceable, the remaining provisions of the Agreement shall remain in full force and effect.  In lieu of such illegal or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal or unenforceable provision as may be possible and be legal and enforceable.

9.                                      This Agreement has been made in, and its validity, interpretation, construction, and performance shall be governed by and be in accordance with, the laws of the State of Indiana, without reference to its laws governing conflicts of law.  Any dispute or controversy arising under or in connection with this Agreement, or the breach thereof, shall be settled in accordance with the arbitration provision in the Employment Agreement.

Signed to be effective May 6, 2013.

Mark D. Weber

ACCEPTED:

SUPREME INDUSTRIES, INC.

By:
Herbert M. Gardner
Chairman of the Board

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